Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Ameris Bancorp of our report dated March 16, 2016, relating to our audit of the consolidated financial statements for the two years ended December 31, 2015, appearing in the Annual Report on Form 10-K of Atlantic Coast Financial Corporation for the year ended December 31, 2016.

/s/ RSM US LLP

Miami, Florida

January 16, 2018